SenesTech Announces First Quarter 2023 Financial Results

E-Commerce Leads Growth at 54% Year Over Year

PHOENIX, Ariz., May 11, 2023. SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), (www.senestech.com) the rodent fertility control experts and inventors of the only EPA-registered contraceptive for male and female rats, ContraPest®, today announced the first quarter of 2023 financial results.

Joel Fruendt, SenesTech’s President and Chief Executive Officer, commented, “We experienced continued growth during the first quarter of 2023, led by strong growth in the e-Commerce segment. Following my appointment as CEO a few months ago, I moved to reshape our selling strategy to re-deploy and re-focus our field sales efforts to enhance our customer acquisition capabilities, while also putting sales reps closer to the customers to focus on the numerous large opportunities that are available for our unique fertility control product. Importantly, we signed key distribution agreements with the two largest structural pest management distributors to increase our presence and availability with key customers. We have also seen an increase in our top-of-funnel activities, including a profile piece in TIME Magazine highlighting the benefits of ContraPest and our presence at some of the industry’s largest trade shows. I look forward to the benefits of our enhanced strategy in the quarters to come.”

Sales growth during the first quarter was led by 54% growth in the Company’s e-commerce platform, which made up approximately 45% of Q1 2023 product sales, as well as continued traction with zoos and animal sanctuaries, and pest management professionals.

Geographically, California continues to be a leading adopter of ContraPest following their implementation of the Ecosystems Protection Act of 2021, which bans the use of commonly used second-generation anticoagulant poisons under many circumstances. In December 2022, the Company announced that the City of Los Angeles had deployed ContraPest broadly at the Los Angeles Zoo as part of its Integrated Pest Management program, with a deployment plan that is expected to exceed 250 bait stations. Further, in April 2023, the Company confirmed that the County of Los Angeles is continuing and expanding its use of fertility control in the form of ContraPest in current requests for proposals. The Company is also seeing continued adoption in Santa Clara and San Francisco.

“California is a unique market for us, with the economic, social, and political forces providing a tremendous opportunity for ContraPest. It is particularly gratifying to see the initial ‘footholds’ expanding through success and word of mouth,” added Mr. Fruendt. “That said, the unusually wet and cold weather during the first quarter adversely impacted California sales as certain projects were delayed. We expect to see a recovery in the second quarter.”

As part of the Company’s expanded selling strategy, SenesTech recently signed a national distribution agreement with Target Specialty Products for ContraPest. In addition to distribution, Target Specialty Products and SenesTech will actively collaborate in marketing and selling ContraPest throughout its network. SenesTech now has renewed and expanded agreements with the two largest structural pest management distributors: Veseris and Target Specialty Products.

“Distributors such as Veseris and Target Specialty Products allow us far greater reach and access into the professional market than we would otherwise be able to afford,” added Mr. Fruendt.

ContraPest has recently been showcased at several industry conferences, including Animal Care Expo in New Orleans, New York’s Rodent Roundup, and the PEAK 2023 Poultry Show. The poultry trade show is the largest industry trade show in the United States and proved an ideal venue to showcase the economic and productivity benefits ContraPest can provide when added to other integrated pest management tools. The Company believes its Elevate System, which directly targets roof rats in a way that no other delivery system can, will be a key driver for growth in the poultry market, with an addressable market size of close to $200 million, particularly as the effects of the recent avian bird flu subsides.

“Trade shows provide a unique opportunity to interact directly with the pest management customers, to communicate the benefits of ContraPest directly. Each of the introductions can then be followed by a sales discussion with their pest management providers,” added Mr. Fruendt.

As an extension of the Company’s focus on agribusiness, one of the world’s largest agricultural grain export companies deployed ContraPest in April 2023 to select grain storage for export facilities. It is reported that rats destroy 20% of the global stored food supply yearly by consuming or contaminating it.

The Company’s public relations efforts continued as TIME Magazine featured ContraPest as an innovative approach to dealing with global rat infestations. The article highlights successful ContraPest programs across the country, resulting in rat population reductions of 90%, and announced the start of a program in the city of Ferndale, MI. The story explains that the city is moving forward with a program because “ContraPest has the potential to change the way cities around the world address their own rat situations by limiting the rodents’ ability to reproduce.” To read the full article published in TIME Magazine visit: https://time.com/6264623/rat-birth-control-poison-contrapest/.

In March 2023, the Company confirmed news reports that the Company has been working with the Danish company TriptoBIO on the development of biosynthetic triptolide, one of the active ingredients in ContraPest. There may be several very distinct advantages to biosynthetic triptolide, including more consistency in its quality and availability, compared with botanically derived triptolide as well as a potentially lower cost profile than botanical purification, allowing the Company to potentially expand market penetration both domestically and internationally.

“Beyond those points above, biosynthetic triptolide will also provide a solid foundation for our soft bait product candidate that we have been working on with Liphatech. That project has progressed well, and we have several formulation candidates with which to move forward,” added Mr. Fruendt.

Q1 2023 Highlights

•Revenue during Q1 2023 was $233,000 compared to $195,000 in Q1 2022, an increase of 19%.

•Gross profit during Q1 2023 was $92,000, for a gross profit margin of 39.6%, compared to $90,000, or a gross profit margin of 46.2%, in Q1 2022. Excluding costs related to the scrapping of defective inventory no longer used in our products, gross profit margin was 57.8% in Q1 2023.

•Net loss during Q1 2023 was $2.0 million, compared with a net loss of $2.3 million for Q1 2022.

•Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for Q1 2023 was $1.8 million compared to $2.0 million in Q1 2022.

•Cash at the end of March 2023 was $2.7 million. Subsequent to the end of the quarter, in April 2023, the Company closed on a registered direct offering price at-the-market under Nasdaq rules for gross proceeds of $1.5 million.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Thursday, May 11, 2023, at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, replay access code 7883276. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days or
https://app.webinar.net/Rxb9z48zBDo.

About SenesTech
We are “The Pest Control Difference” for the 21st century. We are rodent fertility control specialists fueled by our passion to create a healthy environment by virtually eliminating rodent pest populations. We keep an inescapable truth in mind. Two rats and their descendants can be responsible for the birth of up to 15,000 pups after a year. We invented ContraPest, the only U.S. EPA registered contraceptive for male and female rats. ContraPest fits seamlessly into all integrated pest management programs, significantly improving the overall goal of effective rat management. We strive for clean cities, efficient businesses and happy households – with a product designed to be effective and sustainable without killing rats. At SenesTech, we don’t just eliminate rats. We make a better world.

For more information visit https://senestech.com/ and https://contrapeststore.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our belief that there are numerous large opportunities that are available for our unique fertility control product; our belief that we will see the benefits of our enhanced strategy in the quarters to come; our expectation that the ContraPest deployment at the Los Angeles Zoo will exceed 250 bait stations; our belief that California is a unique market for us, with the economic, social, and political forces providing a tremendous opportunity for ContraPest; our belief that our initial ‘footholds’ are expanding through success and word of mouth; our expectation that we will see a recovery in the second quarter from the unusually wet and cold weather during the first quarter, which adversely impacted California sales as certain projects were delayed; our belief that distributors such as Veseris and Target Specialty Products allow us far greater reach and access into the professional market than we would otherwise be able to afford; our belief that the poultry trade show proved an ideal venue to showcase the economic and productivity benefits ContraPest can provide when added to other integrated pest management tools; our belief that the Elevate System, which directly targets roof rats in a way that no other delivery system can, will be a key driver for growth in the poultry market, with an addressable market size of close to $200 million, particularly as the effects of the recent avian bird flu subsides; our belief that there may be several very distinct advantages to biosynthetic triptolide, including more consistency in its quality and availability, compared with botanically derived triptolide as well as a potentially lower cost profile than botanical purification, allowing us to potentially expand market penetration both domestically and internationally; and our belief that biosynthetic triptolide will also provide a solid foundation for our soft bait product candidate that we have been working on with Liphatech, which project has progressed well, and for which we have several formulation candidates with which to move forward. Forward-looking statements may describe future expectations, plans, results, or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the impacts and implications of the COVID-19 pandemic, the successful commercialization of our products, market acceptance of our products, regulatory approval and regulation of our products and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Lytham Partners, LLC, 602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., 928-779-4143

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$2,748	$4,775
Accounts receivable, net	46	113
Prepaid expenses	450	378
Inventory, net	815	853
Total current assets	4,059	6,119
Right to use assets, operating leases	305	347
Property and equipment, net	259	294
Other noncurrent assets	22	22
Total assets	$4,645	$6,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$215	$540
Accrued expenses	584	560
Current portion of operating lease liability	184	180
Deferred revenue	33	44
Total current liabilities	1,016	1,324
Operating lease liability, less current portion	132	179
Total liabilities	1,148	1,503
Stockholders’ equity:
Common stock	2	1
Additional paid-in capital	127,735	127,481
Accumulated deficit	(124,240)	(122,203)
Total stockholders’ equity	3,497	5,279
Total liabilities and stockholders’ equity	$4,645	$6,782

SENESTECH, INC.
STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues, net	$233	$195
Cost of sales	141	105
Gross profit	92	90
Operating expenses:
Research and development	387	516
Selling, general and administrative	1,750	1,907
Total operating expenses	2,137	2,423
Loss from operations	(2,045)	(2,333)
Other income, net	8	1
Net loss	$(2,037)	$(2,332)
Weighted average shares outstanding - basic and diluted	1,538,514	610,450
Loss per share - basic and diluted	$(1.32)	$(3.82)

SenesTech Inc.
Itemized Reconciliation Between Net Loss and Adjusted EBITDA (non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Net loss (as reported, GAAP)	$(2,037)	$(2,332)
Non-GAAP adjustments:
Interest income, net	(8)	(1)
Stock-based compensation expense	166	224
Depreciation expense	36	66
Total non-GAAP adjustments	194	289
Adjusted EBITDA loss (non-GAAP)	$(1,843)	$(2,043)